                                                                    EXHIBIT 12.2

                         SECURITY CAPITAL PACIFIC TRUST

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                          TWELVE MONTHS ENDED DECEMBER 31,
                                      -----------------------------------------
                                        1996     1995    1994    1993    1992
                                      -------- -------- ------- ------- -------
Net earnings from operations......... $ 94,089 $ 81,696 $46,719 $23,191 $ 9,037
Add:
  Interest expense...................   35,288   19,584  19,442   3,923   3,147
                                      -------- -------- ------- ------- -------
Earnings as adjusted................. $129,377 $101,280 $66,161 $27,114 $12,184
                                      ======== ======== ======= ======= =======
Combined fixed charges and preferred
 share dividends:
  Interest expense................... $ 35,288 $ 19,584 $19,442 $ 3,923 $ 3,147
  Capitalized interest...............   16,941   11,741   6,029   2,818     989
                                      -------- -------- ------- ------- -------
    Total fixed charges..............   52,229   31,325  25,471   6,741   4,136
  Preferred share dividends (a)......   24,167   21,823  16,100   1,341     --
                                      -------- -------- ------- ------- -------
Combined fixed charges and preferred
 share dividends..................... $ 76,396 $ 53,148 $41,571 $ 8,082 $ 4,136
                                      ======== ======== ======= ======= =======
Ratio of earnings to combined fixed
 charges and preferred share
 dividends...........................      1.7      1.9     1.6     3.4     2.9
                                      ======== ======== ======= ======= =======

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(a) PTR had no preferred shares in any of the historical periods presented prior to 1993.